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         K N ENERGY SUBSIDIARY TO ACQUIRE PIPELINE AND STORAGE SYSTEMS

Lakewood, CO - K N Energy, Inc. (NYSE - KNE) today announced that its Texas-based gas transmission affiliate, AOG Gas Transmission Company, L.P., has reached agreement to acquire natural gas transmission pipeline and gas storage assets in Texas from subsidiaries of Meridian Oil Inc., a subsidiary of Burlington Resources Inc.

The assets include two West Texas pipeline systems, comprised of 347 miles of mostly 16-inch and 20-inch pipe and related compression facilities, which are currently connected to AOG's core pipeline system. In addition, surface facilities, lease rights and approximately 10.8 billion cubic feet of gas in storage in a leased, Gulf Coast Storage field will be acquired. AOG will also acquire the remaining 50 percent interest it did not previously own in a 90-mile, 20-inch joint venture pipeline near Midland, Texas.

The total purchase price of the assets is $80.1 million, which will be adjusted downward based on the actual volume of gas in storage at closing.

The two major West Texas pipeline systems being acquired are the Morgan Creek Pipeline and the MoTrans Pipeline. Morgan Creek serves major customers in West Texas and interconnects with nine intrastate and interstate pipelines, including AOG, in the Waha area. The MoTrans Pipeline serves various markets in and near El Paso, Texas. The assets will connect AOG's pipelines and storage to previously unserved facilities of existing AOG customers. The Company will be able to provide enhanced services to these customers while offering more diverse services to a range of new customers.

As a result of the 1994 merger of AOG into K N Energy, this acquisition provides the Company incremental opportunity to benefit from the complementary nature of its gas demand profiles, which provide heating demand peaks in winter and irrigation and electric generation demand peaks in summer. In addition, the Company will expand its presence in the major Texas Gulf Coast natural gas marketplace. The acquisition reflects K N Energy's strategy to build on its extensive Rocky Mountain, Mid-Continent and Texas natural gas pipeline systems.

The purchase is expected to close in the first quarter of 1995. K N Energy expects to utilize lease and short-term debt financing arrangements to finance the acquisition.

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Release Date:  Immediate Release-Wednesday, January 11, 1995
Contact:       Dick Buxton  - (303) 763-3472
               Dave Loiseau - (303) 763-3494